As filed with the Securities and Exchange Commission on July 9, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	20-1647837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

700 Louisiana Street,

Suite 2550

Houston, Texas 77002

(832) 519-2200

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Michael J. Campbell

Two Brush Creek Boulevard,

Suite 200

Kansas City, Missouri 64112

(816) 842-8181

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gillian A. Hobson

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Common Units issuable upon conversion of the Class A Preferred Units	26,299,076	$21.89	$575,686,774	$74,149

(1)	Pursuant to Rule 416(a) under the Securities Act, the number of common units being registered on behalf of the selling unitholders shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(2)	Includes 19,920,319 common units issuable upon conversion of 19,920,319 Class A Preferred Units (the “Class A preferred units”) that Crestwood Midstream Partners LP has issued, or has agreed to issue, to the selling unitholders named in this prospectus or in any supplement to this prospectus, and 6,378,757 common units issuable upon conversion of 6,378,757 Class A preferred units that Crestwood Midstream Partners LP may issue as payment in kind to the selling unitholders named in this prospectus or in any supplement to this prospectus. The initial conversion ratio is one Class A preferred unit in exchange for one common unit; however, the conversion ratio is subject to adjustment.
(3)	The proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such units.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the common units on July 7, 2014 of $21.89, as reported on the New York Stock Exchange.
(5)	Calculated in accordance with Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 9, 2014

PROSPECTUS

CRESTWOOD MIDSTREAM PARTNERS LP

26,299,076 Common Units

This prospectus relates to 19,920,319 common units issuable upon conversion of 19,920,319 Class A Preferred Units (the “Class A preferred units”) that Crestwood Midstream Partners LP (the “Partnership”) has issued, or has agreed to issue, to the selling unitholders named in this prospectus or in any supplement to this prospectus or any transferee, assignee or other successor-in-interest that received units from a selling unitholder (collectively, the “selling unitholders”), and 6,378,757 common units issuable upon conversion of 6,378,757 Class A preferred units that the Partnership may issue as payment in kind to the selling unitholders. The initial conversion ratio is one Class A preferred unit in exchange for one common unit; however, the conversion ratio is subject to adjustment.

Upon conversion of the Class A preferred units, the selling unitholders may from time to time, in one or more offerings, offer and sell up to 26,299,076 common units representing limited partner interests in us. The Class A preferred units held by the selling unitholders named in this prospectus were obtained in connection with a private placement of our Class A preferred units.

We will not receive any proceeds from the sale of common units owned by the selling unitholders. For a more detailed discussion of the selling unitholders, please read “Selling Unitholders.”

The selling unitholders may offer and sell these securities at various times in amounts, at prices and on terms to be determined by market conditions and other factors at the time of such offerings. The selling unitholders may offer and sell these securities to or through one or more underwriters, dealers and agents, who may receive compensation in the form of discounts, concessions or commissions, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which the selling unitholders will offer the securities. The prospectus supplement will describe the specific manner in which the selling unitholders will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement. The common units may be offered and sold by the selling unitholders from time to time in accordance with the provisions set forth under “Plan of Distribution.”

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 6 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Our common units trade on the New York Stock Exchange under the symbol “CMLP.” The last reported sales price of our common units on the NYSE on July 7, 2014 was $21.95 per common unit.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

i

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “SEC” or the “Commission.” In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor any of the selling unitholders have authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

ii

GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the selling unitholders may, from time to time, sell up to 19,920,319 common units issuable upon conversion of 19,920,319 Class A preferred units that we have issued, or have agreed to issue, to the selling unitholders, and 6,378,757 common units issuable upon conversion of 6,378,757 Class A preferred units that the Partnership may issue as payment in kind to the selling unitholders. The initial conversion ratio is one Class A preferred unit in exchange for one common unit; however, the conversion ratio is subject to adjustment. Each time a selling unitholder sells securities, the selling unitholder may be required to provide you with this prospectus and, in certain cases, a supplement to this prospectus containing specific information about the selling unitholder and the terms of the securities being offered.

The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus and any accompanying prospectus supplements relating to the securities offered to you, together with the additional information described under the heading “Where You Can Find More Information,” carefully before investing in our common units.

The following information should help you understand some of the conventions used in this prospectus.

•	Throughout this prospectus, unless otherwise indicated or the context otherwise requires, (i) “we,” “us,” “our” or the “Partnership” refers to Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) and its subsidiaries, (ii) “Inergy Midstream” refers to Inergy Midstream, L.P. and its consolidated subsidiaries prior to the consummation of the Crestwood Merger (as defined below), and (iii) “Legacy CMLP” refers to Crestwood Midstream Partners LP and its consolidated subsidiaries prior to the consummation of the Crestwood Merger (as defined below).

•	Crestwood Midstream GP LLC, our general partner (“CMLP GP” or “our general partner”), is responsible for the management of our partnership, and its operations are governed by a board of directors. Our general partner does not have rights to allocations or distributions from our partnership on its non-economic general partner interest and does not receive a management fee, but it is reimbursed for expenses incurred on our behalf.

•	Unless the context indicates otherwise all references to “Crestwood Equity Partners LP” or “CEQP” refer to Crestwood Equity Partners LP (f/k/a Inergy, L.P., the parent company of Crestwood Midstream GP LLC) and its subsidiaries and affiliates other than Crestwood Midstream Partners LP and Crestwood Midstream GP LLC and their respective subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

Our common units are listed and traded on the New York Stock Exchange (the “NYSE”). Our reports and other information filed with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.crestwoodlp.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website, other than the documents listed below, is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and any documents subsequently filed with the SEC by Crestwood Midstream Partners LP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) until all offerings under this shelf registration statement are completed, including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:

The Partnership’s Filings

•	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	The Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	The Partnership’s Current Reports on Form 8-K or Form 8-K/A filed on October 17, 2013, January 2, 2014, January 9, 2014 and June 19, 2014; and

•	the description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35377) filed with the SEC on December 12, 2011 and any subsequent amendments or reports filed for the purpose of updating such description.

Inergy Midstream L.P.’s Filings

•	Inergy Midstream, L.P.’s Transition Report on Form 10-K for the transition period ended December 31, 2012; and

•	Inergy Midstream, L.P.’s Quarterly Reports on Form 10-Q for the quarterly periods ended, March 31, 2013, June 30, 2013 and September 30, 2013.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or telephone number:

Crestwood Midstream Partners LP

Attention: Investor Relations

700 Louisiana Street, Suite 2550

Houston, Texas 77002

(832) 519-2200

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our financial condition, results of operations, plans, objectives, future performance and business. These forward-looking statements include statements that are not historical in nature and statements preceded by, followed by or that contain forward-looking terminology, including the words “believe,” “expect,” “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “intend” or the negation thereof, or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our ability to successfully implement our business plan for our assets and operations;

•	governmental legislation and regulations;

•	industry factors that influence the supply of and demand for crude oil, natural gas and natural gas liquids (“NGLs”);

•	industry factors that influence the demand for services in the markets (particularly unconventional shale plays) in which we provide services;

•	weather conditions;

•	the availability of crude oil, natural gas and NGLs, and the price of those commodities, to consumers relative to the price of alternative and competing fuels;

•	economic conditions;

•	costs or difficulties related to the integration of our existing businesses and acquisitions;

•	environmental claims;

•	operating hazards and other risks incidental to the provision of midstream services, including gathering, compressing, treating, processing, fractionating, transporting and storing crude oil, NGLs and natural gas;

•	interest rates; and

•	the price and availability of debt and equity financing.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we have incorporated by reference, including those described in the “Risk Factors” section of this prospectus. We will not update these statements unless the securities laws require us to do so.

CRESTWOOD MIDSTREAM PARTNERS LP

We are a growth-oriented Delaware limited partnership that develops, acquires, owns and operates primarily fee-based assets and operations within the energy midstream sector. Our common units are listed on the NYSE under the symbol “CMLP.”

Our principal executive office is located at 700 Louisiana Street, Suite 2550, Houston, Texas 77002. Our telephone number is (832) 519-2200.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

Recent Developments

Beginning in the first quarter of 2014, we began reflecting operating and administrative expenses as operations and maintenance expenses and general and administrative expenses in our income statements. This change had no impact on our previously reported net income, earnings per unit or partners’ capital. The financial statements in our 2013 Annual Report on Form 10-K have not been recast to reflect this change. The following table summarizes the amounts previously reported in operating and administrative expenses for the periods presented (in millions):

	2013	2012	2011
Operating and administrative expenses as previously reported	$154.0	$72.7	$60.4
Operations and maintenance expenses	73.3	43.1	36.3
General and administrative expenses	80.7	29.6	24.1

RISK FACTORS

An investment in our securities involves a high degree of risk. Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those risk factors described under “Item 1A. Risk Factors” in each of Crestwood Midstream Partners LP’s most recent annual report on Form 10-K and Inergy Midstream, L.P.’s Transition Report on Form 10-K for the transition period ended December 31, 2013, as well as any risk factors described in any subsequently filed document by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in evaluating an investment in our securities. Our business could also be affected by additional risks not currently known to us or that we currently deem to be immaterial. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

Risk Related to the Offering

Sales by the selling unitholders of our issuable common units that are covered by this prospectus could adversely affect the trading price of our common units.

We are registering for resale an aggregate of 26,299,076 common units which may be held by the selling unitholders, which represent approximately 14% of our currently outstanding common units. Subject to certain exceptions, we are obligated to keep this prospectus current so that the common units can be sold in the public market at any time. The resale of all or a substantial portion of the common units in the public market, or the perception that these sales might occur, could cause the market price of our common units to decrease and may make it more difficult for us to sell our equity securities in the future at a time and upon terms that we deem appropriate.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common units by the selling unitholders.

DESCRIPTION OF THE CLASS A PREFERRED UNITS

General

The Class A preferred units represent a separate class of our limited partnership interests. As of July 8, 2014, there were 11,952,191 Class A preferred units outstanding. On June 17, 2014, the selling unitholders listed in this prospectus agreed to purchase 19,920,319 Class A preferred units at the price of $25.10 per Class A preferred unit (the “Unit Purchase Price”), which consists of 11,952,191 Class A preferred units issued on June 17, 2014 and up to an additional 7,968,128 Class A preferred units that the selling unitholders are required to purchase from us upon our call for purchase on one or more dates prior to September 30, 2015. There are no conditions within the selling unitholders’ control with respect to their obligation to purchase such additional Class A preferred units from us.

Distributions

The Class A preferred units are entitled to a cumulative distribution (the “Class A Preferred Distribution”) of $0.5804 per quarter, subject to certain adjustments (the “Class A Distribution Amount”) described in Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement Amendment”). For each of the first 12 quarters following the quarter ended June 30, 2014 (the “Initial Distribution Period”), the Class A Preferred Distribution shall be paid, in the sole discretion of our general partner, in additional Class A preferred units, in cash, or in a combination of additional Class A preferred units and cash. In the event that our general partner elects to pay the Class A Preferred Distribution in additional Class A preferred units for each quarter in the Initial Distribution Period, we estimate that we will issue up to an additional 6,378,757 Class A preferred units to the selling unitholders.

After the Initial Distribution Period, each Class A Preferred Distribution shall be paid in cash at the Class A Preferred Distribution Amount unless, subject to certain exceptions, (i) there is no distribution being paid on Parity Securities and Junior Securities (including the common units) (each as defined in the Partnership Agreement Amendment) and (ii) the Partnership’s Available Cash (as defined in our partnership agreement), excluding any deductions to provide funds for distributions of Available Cash to our common unitholders and the holder of our incentive distribution rights in respect of any one or more of the next four quarters, is insufficient to pay the Class A Preferred Distribution. If we fail to pay the Class A Preferred Distribution in full in cash for any quarter after the Initial Distribution Period, then until such time as all accrued and unpaid Class A Preferred Distributions are paid in full in cash (i) the Class A Distribution Amount will increase to $0.7059 per quarter, (ii) we will not be permitted to declare or make (a) any distributions in respect of any Junior Securities (including the common units) and (b) subject to certain exceptions, any distributions in respect of any Parity Securities, and (iii) certain Class A preferred unitholders shall receive the board designation rights described below.

If we fail to pay in full any Class A Preferred Distribution, the amount of such unpaid distribution will accrue and accumulate from the last day of the quarter for which such distribution is due until paid in full. Any accrued and unpaid distributions will increase at a rate of 2.8125% per quarter.

Conversion

One or more Class A preferred unitholders may elect, each in its own discretion, (i) at any time following June 17, 2017, to convert all or any portion of the Class A preferred units held by such Class A preferred unitholders, in an aggregate amount equaling or exceeding the Minimum Conversion Amount (as defined in the Partnership Agreement Amendment), into common units, at the then applicable Conversion Ratio (as defined in the Partnership Agreement Amendment), subject to the payment of any accrued but unpaid distributions to the date of such conversion and (ii) in the event of (a) a Change of Control (as defined in the Partnership Agreement Amendment) of us prior to June 17, 2017 or (b) our voluntary liquidation, dissolution or winding up, to convert all or any portion of the Class A preferred units held by such Class A preferred unitholders into common units, at the then applicable Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion.

At any time following June 17, 2017, subject to certain liquidity requirements set forth in the Partnership Agreement Amendment, if the volume-weighted average trading price of the common units on the national securities exchange on which the common units are then listed (the “VWAP Price”) for 20 trading days over the 30-trading day period ending on the close of trading on the day immediately preceding the date notice is given by us of election of our conversion right is greater than the quotient of (i) $37.65 divided by (ii) the then applicable Conversion Ratio, our general partner, in its sole discretion, may convert all or a portion of the outstanding Class A preferred units into common units, at the then applicable Conversion Ratio, subject to the payment of any accrued but unpaid distributions to the date of conversion. Also, beginning on the date on which all Class A preferred units have been issued, subject to certain liquidity requirements set forth in the Partnership Agreement Amendment, if the VWAP Price of the common units for 20 trading days over the 30-trading day period ending on the close of trading on the day immediately preceding the date notice is given by us of the exercise of our conversion right is greater than the quotient of (i) $25.10 divided by (ii) the then applicable Conversion Ratio, our general partner, in its sole discretion, may convert all, but not less than all, of the outstanding Class A preferred units into a number of common units equal to (a) prior to June 17, 2017, the Special Conversion Amount (as defined in the Partnership Agreement Amendment) and (b) on or after June 17, 2017, the Adjusted Conversion Amount (as defined in the Partnership Agreement Amendment).

Rights upon a Change of Control

In the event of a Cash COC Event (as defined in the Partnership Agreement Amendment), the Class A preferred unitholders shall convert the outstanding Class A preferred units into common units immediately prior to the closing of such Cash COC Event at a conversion ratio equal to the greater of (i) the then applicable Conversion Ratio and (ii) the quotient of (1) the product of (a) $25.10 multiplied by (b) the Cash COC Conversion Premium (as defined in the Partnership Agreement Amendment), divided by (2) the VWAP Price of the common units for the 10 consecutive trading days ending immediately prior to the date of closing of the Cash COC Event, subject to a $1.00 per unit floor on common units received, subject to the payment of any accrued but unpaid distributions to the date of conversion.

If a Change of Control (other than a Cash COC Event) occurs, then each Class A preferred unitholder shall, at its sole discretion:

(i) convert its Class A preferred units into common units, at the then applicable Conversion Ratio, subject to the payment of any accrued but unpaid distributions to the date of conversion;

(ii) if we are not the surviving entity and the consideration per common unit exceeds $1.00, require us to use our best efforts to deliver to such Class A preferred unitholders a mirror security to the Class A preferred units in the surviving entity, which security shall have substantially similar terms, including with respect to economics and structural protections, as the Class A preferred units, provided, that if we are not able to deliver such a mirror security, such Class A preferred unitholders shall be entitled to (a) take any action otherwise permitted by clause (i) above or clauses (iii) or (iv) below or (b) convert the Class A preferred units held by such Class A preferred unitholders into a number of common units based on a conversion ratio described in the Partnership Agreement Amendment;

(iii) if we are the surviving entity and the consideration per common unit exceeds $1.00, continue to hold its Class A preferred units; or

(iv) require us to redeem its Class A preferred units at a price of $25.35 per Class A preferred unit, plus accrued and unpaid distributions to the date of such redemption (which redemption may be paid, in the sole discretion of the general partner, in cash or in common units).

Voting

The Class A preferred units have voting rights that are identical to the voting rights of the common units and shall vote with the common units as a single class, with each Class A preferred unit being entitled to one vote for each common unit into which such Class A preferred unit is convertible at the then-applicable Conversion Ratio, except that the Class A preferred units (subject to certain exclusions) shall be entitled to vote as a separate class on any matter on which all unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Class A preferred units in relation to our other securities. Subject to certain exceptions, (i) if (A) the three largest Class A preferred unitholders, together with all affiliates of such Class A preferred unitholders that hold Class A preferred units, collectively constitute at least two-thirds (2/3) of the Outstanding Class A preferred units and (B) GSO COF II Holdings Partners LP and Magnetar Financial LLC, and each of their respective affiliates, collectively own at least 35% of the outstanding Class A preferred units, then the approval of at least two-thirds (2/3) of the outstanding Class A preferred units (subject to certain exclusions) shall be required to approve any matter for which the Class A preferred unitholders are entitled to vote as a separate class, and otherwise, (ii) the approval of a majority of the outstanding Class A preferred units (subject to certain exclusions) shall be required to approve any matter for which the Class A preferred unitholders are entitled to vote as a separate class (each of (i) and (ii), a “Class A Voting Threshold”).

Transfer Agent and Registrar

Our general partner serves as transfer agent and registrar for the Class A preferred units. You may contact our general partner at our principal business address. Our general partner may cause us to designate another transfer agent and registrar for the Class A preferred units. If we designate another transfer agent and registrar, the name and contact information for such transfer agent and registrar will be provided in a prospectus supplement or in a document we incorporate by reference herein.

DESCRIPTION OF THE COMMON UNITS

The Common Units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to our common unitholders for disbursements of our cash distributions. We will indemnify each of the transfer agent, its agents and their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities, and any transfers of common units are subject to the laws governing the transfer of securities.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions to Class A Preferred Units

The Class A preferred units are entitled to the Class A Preferred Distribution of $0.5804 per quarter, subject to certain adjustments described in the Partnership Agreement Amendment. During the Initial Distribution Period, the Class A Preferred Distribution shall be paid, in the sole discretion of our general partner, in additional Class A preferred units, in cash, or in a combination of additional Class A preferred units and cash. After the Initial Distribution Period, the Class A Preferred Distribution must be paid in cash at the Class A Distribution Amount, subject to the certain exceptions described under “Description of the Class A Preferred Units—Distributions” above. We will not declare or make any distributions in respect of any Junior Securities (as defined in the Partnership Agreement Amendment and which includes our common units) or any Parity Securities (as defined in the Partnership Agreement Amendment), subject to certain limited exceptions, unless and until all accrued and unpaid distributions on the Class A preferred units have been paid in full in cash.

Distributions of Available Cash

General

Subject to the payment of distributions to the Class A preferred units described above, our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to common unitholders of record on the applicable record date.

Definition of Available Cash

Available cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for future distributions to our partners for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to our unitholders. Under our partnership agreement, working capital borrowings are borrowings that are made under a credit agreement, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

General Partner Interest

Our general partner is not entitled to distributions on its non-economic general partner interest.

Incentive Distribution Rights

CEQP holds incentive distribution rights (“IDRs”) that entitle it to receive 50.0% of the cash we distribute from operating surplus (as defined below) in excess of the initial quarterly distribution. Any such distribution would be in addition to any distributions that CEQP may receive on any common units that it owns.

Operating Surplus and Capital Surplus

General

All cash distributed will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$55 million (as described below); plus

•	all of our cash receipts, excluding cash from interim capital transactions (as defined below under “—Capital Surplus”); plus

•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), to pay interest on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below); less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred; less

•	any loss realized on disposition of an investment capital expenditure.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Distributions of Available Cash from Operating Surplus

Subject to the payment of distributions to the Class A preferred units described above, our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter in the following manner:

•	first, 100.0% to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the initial quarterly distribution for that quarter; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to CEQP in respect of the incentive distribution rights. Please read “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity interests.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Subject to the payment of distributions to the Class A preferred units described above, our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100.0% to all common unitholders, pro rata, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph assumes that we do not issue additional classes of equity interests.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per common unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the initial quarterly distribution will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the initial quarterly distribution after any of these distributions are made, it may be easier for CEQP to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the initial quarterly distribution.

Once we distribute capital surplus on a common unit issued in the initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the initial quarterly distribution will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50.0% being paid to the holders of common units and 50.0% to IDR holders.

Adjustment to the Initial Quarterly Distribution

In addition to adjusting the initial quarterly distribution to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the initial quarterly distribution; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the initial quarterly distribution and the unrecovered initial unit price would each be reduced to 50.0% of its initial level. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the initial quarterly distribution for each quarter may, in the sole discretion of the general partner, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the IDR holders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. We will generally allocate any gain to the partners in the following manner:

•	first, in connection with a liquidation, if the per-unit capital account in respect of each Class A preferred unit does not equal or exceed $25.10 plus all accrued and unpaid distributions on such Class A preferred unit up to the Liquidation Date (as defined in the Partnership Agreement Amendment) (the “Liquidation Preference”), gain will be allocated to the Class A preferred units in a manner that will cause, to the maximum extent possible, the per-unit capital account in respect of each Class A preferred unit to equal the Liquidation Preference, or upon the conversion of Class A preferred units into common units, gain will be allocated to the Class A preferred units in a manner that will cause, to the maximum extent possible, the per-unit capital account in respect of each Class A preferred unit to equal the per-unit capital account in respect of common units;

•	second, 100.0% to the common unitholders, pro rata, until the capital account for each common unit is equal to the unrecovered initial unit price; and

•	thereafter, 50.0% to the common unitholders, pro rata, and 50.0% to IDR holders.

Manner of Adjustments for Losses

We will generally allocate any loss to the partners in the following manner:

•	first, 50.0% to common unitholders, pro rata, and 50.0% to IDR holders, until the capital accounts of the IDR holders have been reduced to zero; second, 100.0% to common unitholders, pro rata, until the capital accounts of the common unitholders have been reduced to zero;

•	third, to the Class A preferred unitholders, pro rata, until the capital accounts of the Class A preferred unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units and upon the conversion of the Class A preferred units into common units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain or loss resulting from the adjustments to the common unitholders and IDR holders in the same manner as we allocate gain or loss upon liquidation; provided, however, that the allocations designed to provide the Class A preferred units do not apply to capital account adjustments prior to a conversion or an actual liquidation of the Partnership. In the event that we make positive adjustments to the capital accounts, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

On November 14, 2011, Inergy Midstream, LLC converted from a Delaware limited liability company to a Delaware limited partnership and changed its name to “Inergy Midstream, L.P.”

On October 7, 2013, the business operations of Inergy Midstream and Legacy CMLP were combined when Legacy CMLP merged with and into Inergy Midstream (the “Crestwood Merger”).

Immediately following the Crestwood Merger, Inergy Midstream changed its name to “Crestwood Midstream Partners LP.”

Crestwood Midstream Partners LP will have a perpetual existence unless terminated pursuant to the terms of its partnership agreement.

Purpose

Our purpose under our partnership agreement is to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. However, our general partner may not cause us to engage in any business activity that it determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of the operation, development and acquisition of natural gas and NGLs storage and transportation assets and related assets, our general partner may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units, Class A preferred units and other partnership securities as well as to IDR holders in respect of the incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Common unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Voting Rights

The following is a summary of the unitholder vote required for each of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units and Class A preferred units voting on an as-if converted basis.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right for common unitholders. Creation of any class of Senior Securities (as defined in the Partnership Agreement Amendment) requires approval of the Class A preferred unitholders at the then-applicable Class A Voting Threshold. Please read “—Issuance of Additional Interests.”

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority. Certain amendments that impact the Class A preferred units require approval of the Class A preferred unitholders at the then-applicable Class A Voting Threshold. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. A Change of Control in which consideration to be received by the common unitholders has a value of less than $1.00 per common unit requires approval of the Class A preferred unitholders at the then-applicable Class A Voting Threshold. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Election to be treated as a corporation for U.S. federal tax law purposes	Unanimous approval of the holders of the Class A preferred units. Please read “—Amendment of the Partnership Agreement—Opinion of Counsel and Unitholder Approval.”

Withdrawal of our general partner	No approval right. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2⁄3% of the outstanding common units, including common units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply (i) (A) to any person or group that acquires the units directly from our general partner or its affiliates, (B) to any transferees of that person or group approved by our general partner or (C) to any person or group who acquires the units with the specific prior approval of our general partner, or (ii) (A) with respect to matters as to which the Class A preferred units vote as a separate class and (B) with respect to matters as to which the Class A preferred units vote together with the common units as a single class, provided that, such Class A preferred unitholder would not beneficially own 20% or more of the common units, determined on an as-converted basis at the then-applicable Conversion Ratio.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits, actions or proceedings to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited liability company or limited partnership statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders. However, the affirmative vote of the Class A preferred unitholders at the then-applicable Class A Voting Threshold is required prior to the creation of any class of Senior Securities.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

If we issue additional partnership interests (other than the issuance of partnership interests issued in connection with a reset of the initial quarterly distribution or the issuance of partnership interests upon conversion of outstanding partnership securities), our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the aggregate percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance.

The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests. The Class A preferred unitholders, however, do have preemptive rights with respect to any Parity Securities (as defined in the Partnership Agreement Amendment).

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of our limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, the affirmative vote of the Class A preferred unitholders at the then-applicable Class A Voting Threshold is required prior to amending the partnership agreement in any manner that (i) alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class A preferred units in any material respect, (ii) subject to certain exceptions, increases or decreases the authorized number of Class A preferred units, or (iii) otherwise adversely affects the Class A preferred units, including the creation of any class of Senior Securities.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units (including common units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the final prospectus related to our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. However, unanimous approval of the holders of the Class A preferred units is required prior to our making an election to be treated as a taxable entity for federal income tax purposes. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect, except that the affirmative vote of the Class A preferred unitholders at the then-applicable Class A Voting Threshold is required prior to the creation of any class of Senior Securities. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected, and to the extent such amendment would adversely affect any Class A preferred unitholder in a disproportionate manner, consent of such Class A preferred unitholder would also be required. Any amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of a unit majority. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger, consolidation or conversion without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide our limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger, consolidation or conversion, a sale of substantially all of our assets or any other similar transaction or event.

If a Change of Control (other than a Cash COC Event) occurs, then each Class A preferred unitholder shall, at its sole discretion: (i) convert its Class A preferred units into common units, at the then applicable Conversion Ratio, subject to the payment of any accrued but unpaid distributions to the date of conversion; (ii) if we are not the surviving entity and the consideration per common unit exceeds $1.00, require us to use our best efforts to deliver to such Class A preferred unitholders a mirror security to the Class A preferred units in the surviving entity, which security shall have substantially similar terms, including with respect to economics and structural protections, as the Class A preferred units, provided, that if we are not able to deliver such a mirror security, such Class A preferred unitholders shall be entitled to (a) take any action otherwise permitted by clause (i) above or clauses (iii) or (iv) below or (b) convert the Class A preferred units held by such Class A preferred unitholders into a number of common units based on a conversion ratio described in the Partnership Agreement Amendment; (iii) if we are the surviving entity and the consideration per common unit exceeds $1.00, continue to hold its Class A preferred units; or (iv) require us to redeem its Class A preferred units at a price of $25.35 per Class A preferred unit, plus accrued and unpaid distributions to the date of such redemption (which redemption may be paid, in the sole discretion of the general partner, in cash or in common units). A Change of Control in which the consideration to be received per common unit has a value of less than $1.00 shall require the approval of the Class A preferred units at the then-applicable Class A Voting Threshold.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership pursuant to the provisions of the Delaware Act; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

At any time, our general partner may withdraw as our general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

Under circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, CEQP may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our common unitholders.

Transfer of Incentive Distribution Rights

At any time, CEQP may sell or transfer all or part of its incentive distribution rights to an affiliate or third party without the approval of our common unitholders.

Upon the transfer of incentive distribution rights in accordance with our partnership agreement, each transferee of incentive distribution rights will be admitted as a limited partner with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with this offering.

In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred incentive distribution rights. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Until an incentive distribution right has been transferred on our books, we may treat the record holder of the right as the absolute owner for all purposes, except as otherwise required by law.

We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Incentive distribution rights are securities, and any transfers of incentive distribution rights are subject to the laws governing the transfer of securities.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Crestwood Midstream GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 85% of our then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the average of the daily closing prices per limited partner interest of the class purchased for the 20 consecutive trading days immediately prior to the date three days before the date our general partner first mails notice of its election to purchase those limited partner interests; and

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased during the 90-day period preceding the date that the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a common unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a common unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.” In the event that our general partner or any affiliate of our general partner exercises its right to purchase all of the outstanding common units, it will result in the occurrence of a Cash COC Event, as described under “Description of the Class A Preferred Units—Rights Upon a Change of Control” above.

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. This loss of voting rights does not apply (i) (A) to any person or group that acquires the units directly from our general partner or its affiliates, (B) to any transferees of that person or group approved by our general partner or (C) to any person or group who acquires the units with the specific prior approval of our general partner, or (ii) (A) with respect to matters as to which the Class A preferred units vote as a separate class and (B) with respect to matters as to which the Class A preferred units vote together with the common units as a single class, provided that, such Class A preferred unitholder would not beneficially own 20% or more of the common units, determined on an as-converted basis at the then-applicable Conversion Ratio. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by CEQP and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights, in their capacity as such, shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by CEQP and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of common unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units as a single class, and such incentive distribution rights shall be treated in all respects as common units when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and common units will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of common units for such four quarters.

Status as Limited Partner

By transfer of any class of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the units transferred when such transfer and admission are reflected in our books and records. Except as described above under “—Limited Liability,” the common units and the Class A preferred units will be fully paid, and the common unitholders and Class A preferred unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of the partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance covering liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our common unitholders will depend on their cooperation in supplying us with specific information. Every common unitholder will receive information to assist such unitholder in determining its U.S. federal and state tax liability and in filing its U.S. federal and state income tax returns, regardless of whether such unitholder supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at such partner’s own expense, have furnished to it:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;

•	information regarding the status of our business and our financial condition; and

•	any other information regarding our affairs as our general partner determines is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Crestwood Midstream GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

On June 17, 2014, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling unitholders and agreed to register the common units issuable upon conversion of the Class A preferred units, including the common units issuable upon conversion of Class A preferred units that we may issue as payment in kind to the selling unitholders. Also, pursuant to the Registration Rights Agreement, under certain limited circumstances, the selling unitholders have the option, by providing written notice to us, to require us to prepare and file a registration statement under the Securities Act to permit the public resale of the Class A preferred units. In certain circumstances, the selling unitholders will have piggyback registration rights as described in the Registration Rights Agreement.

MATERIAL TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to Crestwood Midstream Partners LP (“Crestwood” or “the Partnership”) and our subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins, L.L.P. and are based on the accuracy of representations made to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the dollars as their functional currency and who hold units as capital assets (generally, property that is held as an investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from the ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described in detail below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder unless the amount of cash distributed exceeds the unitholder’s adjusted U.S. federal income tax basis in its units.

Section 7704 of the Code provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of the partnership’s gross income for every taxable year consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, marketing and processing of certain natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that constitutes qualifying income. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes and each of our operating subsidiaries will be disregarded as an entity separate from us or treated as partnerships for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our operating subsidiaries has elected to be treated as a corporation for U.S. federal income tax purposes;

(b) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined result in qualifying income; and

(c) For each taxable year, since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to our unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in our units, and thereafter (iii) as taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the Partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the Partnership for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution from us.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described under “—Disposition of Units” below.

Any reduction in a unitholder’s share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in its share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder who is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts and some closely held corporations and personal service corporations from “passive activities,” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (“Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our unitholders holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all the facts and circumstances, including: (i) its relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow, and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes:

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction with respect to those units would not be reportable by the lending unitholder; and (ii) any cash distributions received by the unitholder as to those units would be fully taxable as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the U.S. federal income tax bases in our assets as to a specific purchaser of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal allocation of the Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units directly from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of our units, even if inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to a lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We generally use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all of a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interests in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units.Net capital loss may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of the units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”).

However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of our general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of our method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for a quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units generally is required to notify us in writing of that sale within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which the termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our limited partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their ownership of our common units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishment in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests, and we do not expect that to change in the foreseeable future.

Administrative Matters

Information Returns and Audit Procedures

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we, nor Vinson & Elkins L.L.P. can assure unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of its own return. Any audit of a unitholder’s return could result in adjustments not related to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.

The Code requires that one of our partners be designated as our “Tax Matters Partner,” and our partnership agreement designates our general partner. The Tax Matters Partner is entitled to extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a person that is not a U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Non-U.S. Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in several states, many of which impose an income tax on nonresident partners of partnerships doing business within the state. Most of these states also impose an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals owning an interest in us. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

While you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us.

PLAN OF DISTRIBUTION

We are registering the securities described in this prospectus to permit the resale of these securities by the selling unitholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling unitholders of the securities.

The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales. The selling unitholders may make sales of the common units from time to time though one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, though underwriters, to dealers, or through agents, on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, or at privately negotiated prices.

The selling unitholders may offer and sell some or all of the common units included in this prospectus by or through a broker-dealer in one or more, or a combination, of the following methods, without limitation:

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the units as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•	in a public auction;

•	transactions in which a broker-dealer may agree with the selling unitholders to sell a specified number of such units at a stipulated price per unit;

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the common units are listed or to or through a market maker other than on that stock exchange; and

•	any other method permitted pursuant to applicable law.

The selling unitholders may also directly make offers to sell some or all of the common units included in this prospectus to, or solicit offers to purchase such common units from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the selling unitholders will set forth the terms of such offering.

If the selling unitholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In connection with those sales, underwriters may be deemed to have received compensation from the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the common units for which they may act as agents. Underwriters may resell common units to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for which they may act as agents. The prospectus supplement related to any such offering will include any required information about underwriting compensation to be paid to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with such offering. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of the securities are purchased.

From time to time, the selling unitholders may sell the common units included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers as selling unitholders, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the common units to purchasers.

The selling unitholders may sell the common units it holds using a public auction process in which the public offering price and the allocation of the common units will be determined through an auction conducted by an auction agent. The auction process may involve a modified “Dutch auction” mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters of the offering or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the common units offered in the auction, and subject to agreement between the selling unitholders and the underwriter or underwriters to proceed with the offering, the common units will be allocated to winning bidders by the underwriter or underwriters. If the selling unitholder use a public auction process to sell the common units, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a pricing supplement to this prospectus.

The selling unitholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the common units included in this prospectus, or to sell such common units in ordinary brokerage transactions, on their behalf. If required, the prospectus supplement related to any such offering will name such agents, and will include information about any commissions paid to the agents in such offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

The selling unitholders or their respective underwriters, broker-dealers, or agents may make sales of the common units that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such common units made directly on or through the NYSE, the existing trading market for the common units, or in the over-the-counter market or otherwise.

We have agreed to indemnify in certain circumstances the selling unitholders of the common units covered by the registration statement, against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act The selling unitholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such securities, including liabilities arising under the Securities Act. We and the selling unitholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

We have agreed to pay the expenses of the registration of the common units offered and sold by the selling unitholders under the registration statement, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and accountants, and reasonable fees and expenses of one counsel for the selling unitholders. The selling unitholders will pay any underwriting discounts and commissions applicable to the common units sold by such selling unitholders.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with FINRA Rule 2310.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through the NYSE, the existing trading market for the common units, or in the over-the-counter market or otherwise.

SELLING UNITHOLDERS

This prospectus relates to 19,920,319 common units issuable upon conversion of 19,920,319 Class A preferred units that we have issued, or have agreed to issue, to the selling unitholders identified below or named in any supplement to this prospectus, and 6,378,757 common units issuable upon conversion of 6,378,757 Class A preferred units that we may issue as payment in kind to the selling unitholders identified below or named in any supplement to this prospectus. On June 17, 2014, the selling unitholders listed in this prospectus agreed to purchase 19,920,319 Class A preferred units at the Unit Purchase Price, which consists of 11,952,191 Class A preferred units issued on June 17, 2014 and up to an additional 7,968,128 Class A preferred units that the selling unitholders are required to purchase from us upon our call for purchase on one or more dates prior to September 30, 2015. There are no conditions within the selling unitholders’ control with respect to their obligation to purchase such additional Class A preferred units from us.

The following table sets forth information about the maximum number of common units that may be offered from time to time by each selling unitholder under this prospectus. The selling unitholders identified below may currently hold or acquire at any time common units in addition to those registered hereby. In addition, the selling unitholders identified below may sell, transfer, assign or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of common units that will be held by the selling unitholders upon termination of this offering. Information concerning the selling unitholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

To our knowledge, except as noted in the following paragraph, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of units and, pursuant to the Board Representation and Standstill Agreement, dated June 17, 2014, among us, our general partner and the selling unitholders named in this prospectus, (i) their option to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the board of directors of our general partner, subject to certain exceptions, and (ii) their right to designate a person to serve on the board of directors of our general partner, if we fail to pay certain cash distributions as required pursuant to our amended partnership agreement. Because each selling unitholder may sell all or a portion of the common units registered hereby, we cannot currently estimate the number or percentage of common units that each selling unitholder will hold upon completion of the applicable offering.

In July 2013, we acquired a 50% interest in Jackalope Gas Gathering Services, L.L.C. (“Jackalope”), which owns a gas gathering system being developed to support a 311,000 gross acre area of operation operated by Chesapeake Energy Corporation and RKI Exploration and Production LLC in the core of the Powder River Basin in the Niobrara Shale. We invested approximately $128 million in Jackalope in fiscal 2013. The acquisition of our interest in Jackalope was financed in part through a joint venture formed by our consolidated subsidiary, Crestwood Niobrara LLC, with General Electric Capital Corporation (“GE Capital”) and GE Structured Finance, Inc. (“GE Structured Finance”), a selling unitholder named in this prospectus, via a subsidiary, Aircraft Services Corporation (“Aircraft Services”), which is owned 48% by GE Capital and 52% by GE Structured Finance.

None of the selling unitholders is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act, except that each of GSO COF II Holdings Partners LP and GE Structured Finance, Inc. is an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Each of GSO COF II Holdings Partners LP and GE Structured Finance, Inc. certifies that it purchased the Class A preferred units in the ordinary course of business, and, at the time of the purchase of such securities, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

We have prepared the table and the related notes based on information supplied to us by the selling unitholders on or prior to July 8, 2014. We have not sought to verify such information. Other information about the selling unitholders may change over time.

Selling Unitholder	Class A Preferred Units Beneficially Owned	Common Units Beneficially Owned(1)	Maximum Number of Common Units to be Sold Pursuant to this Prospectus Issuable Upon Conversion of Class A Preferred Units(2)(3)(4)
MTP Energy Master Fund Ltd(5)	2,988,049	0	6,574,771
MTP Energy CM LLC(5)	1,506,526	0	3,314,893
MTP Energy Opportunities Fund LLC(5)	717,131	0	1,577,944
Magnetar Structured Credit Fund, LP(5)	296,609	0	652,645
Magnetar Constellation Fund IV LLC(5)	247,649	0	544,917
Compass HTV LLC(5)	237,344	0	522,242
Magnetar Capital Fund II LP(5)	203,013	0	446,701
Blackwell Partners LLC(5)	148,147	0	325,977
Magnetar Global Event Driven Fund LLC(5)	147,595	0	324,761
Magnetar Andromeda Select Fund LLC(5)	119,518	0	262,981
Hipparchus Fund LP(5)	48,082	0	105,797
Spectrum Opportunities Fund LP(5)	33,565	0	73,855
GSO COF II Holdings Partners LP(6)	4,780,876	0	10,519,630
GE Structured Finance, Inc.(7)	478,087	0	1,051,962

1.	Calculated in accordance with Rule 13d-3 under the Exchange Act.
2.	As of July 8, 2014, the Class A preferred units have not been converted in part or in full. Assumes the full conversion on a one-to-one basis of the Class A preferred units that have been issued or agreed to be issued to the selling unitholders pursuant to the Purchase Agreement, and may be issued to the selling unitholders as in-kind distributions pursuant to the terms of the amended partnership agreement, in each case, giving effect to a pro rata allocation of such issuable Class A preferred units in same proportion as the Class A preferred units currently held by such selling unitholders.
3.	In certain circumstances, the Class A preferred units may be converted into common units on a greater than one-to-one basis.
4.	Pursuant to Rule 416 of the Securities Act, this registration statement also shall cover any additional common units that become issuable, in connection with the common units registered for resale hereby, as a result of any unit distribution, split, combination or similar transaction.
5.	Magnetar Financial LLC serves as investment adviser (or sole owner of such investment advisor) to the selling unitholder. In such capacity, Magnetar Financial LLC may exercise voting and investment power over the equity securities listed in the preceding table held by the selling unitholder. Alec N. Litowitz is a natural person who ultimately may be deemed to have voting and investment power over the equity securities listed in the preceding table held by the selling unitholder.
6.	Steven A. Schwarzman, Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover are natural persons who may be deemed to have shared voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by GSO COF II Holdings Partners LP.
7.	GE Structured Finance, Inc. is a wholly owned subsidiary of General Electric Capital Corporation, which in turn is wholly owned by General Electric Company, a publicly traded company listed on the New York Stock Exchange. GE Structured Finance, Inc., General Electric Capital Corporation and General Electric Company may be deemed to be the beneficial owner of the common units beneficially owned by GE Structured Finance, Inc.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for the selling unitholders by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Crestwood Midstream Partners LP as of and for the year ended December 31, 2013 appearing in Crestwood Midstream Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of Crestwood Midstream Partners LP’s internal control over financial reporting as of December 31, 2013 (excluding the internal control over financial reporting of Arrow Midstream Holdings, LLC) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Crestwood Midstream Partners LP’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Arrow Midstream Holdings, LLC from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Crestwood Midstream Partners LP (formerly known as Inergy Midstream, L.P.) appearing in the Annual Report on Form 10-KT of Crestwood Midstream Partners LP for the three months ended December 31, 2012 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 incorporated in this prospectus by reference from the Annual Report on Form 10-K of Crestwood Midstream Partners LP for the year ended December 31, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Crestwood Marcellus Midstream LLC which was accounted for at historical cost as a reorganization of entities under common control as described in Note 9, an explanatory paragraph for the retrospective adjustments for earnings per unit relating to the common units issued in connection with the Crestwood Merger as described in Note 1, an explanatory paragraph for retrospective adjustments for a change in segments as a result of the Crestwood Merger as described in Note 1, and an explanatory paragraph on the unaudited pro forma information for the acquisitions of Inergy Midstream, L.P. and Arrow Midstream Holdings, LLC presented in Note 4), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Arrow Midstream Holdings, LLC as of December 31, 2012 and 2011 and for the years then ended, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions and any expenses of the selling unitholders) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee		$74,149
Legal fees and expenses			*
Accounting fees and expenses			*
Printing expenses			*
Listing expenses			*
Miscellaneous			*

TOTAL	$		*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Crestwood Midstream GP LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Crestwood Midstream GP LLC (“CMLP GP”), the general partner of Crestwood Midstream LP, provides that CMLP GP will, to the extent deemed advisable by CMLP GP’s board of directors, indemnify any person who is or was an officer or director of CMLP GP, the record holder of CMLP GP’s voting shares, and any person who is or was an officer, director or affiliate of the record holder of CMLP GP’s voting shares, from liabilities arising by reason of such person’s status, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of CMLP GP and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Such liabilities include any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts. Officers and directors of CMLP GP are also indemnified by Crestwood Midstream LP, as described below.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CMLP GP pursuant to the foregoing provisions, CMLP GP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Crestwood Midstream Partners LP

Section 17-108 of the Delaware Revised Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The partnership agreement of Crestwood Midstream LP provides that, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director employee, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner; or

•	any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

Any indemnification under these provisions will only be out of our assets. Our general partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Crestwood Midstream Partners LP pursuant to the foregoing provisions, Crestwood Midstream Partners LP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement, and such Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrants are relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on July 9, 2014.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC,
its General Partner

By:	/s/ Michael J. Campbell
Name:	Michael J. Campbell
Title:	Senior Vice President and Chief Financial Officer

Each person whose signature appears below appoints Michael J. Campbell and Joel C. Lambert, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed on July 9, 2014 by the following persons in the capacities indicated.

Signature	Title

/s/ Robert G. Phillips Robert G. Phillips	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Michael J. Campbell Michael J. Campbell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Steven M. Dougherty Steven M. Dougherty	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Alvin Bledsoe Alvin Bledsoe	Director

/s/ Michael G. France Michael G. France	Director

/s/ Philip D. Gettig Philip D. Gettig	Director

Signature	Title

/s/ Warren H. Gfeller Warren H. Gfeller	Director

/s/ David Lumpkins David Lumpkins	Director

/s/ John J. Sherman John J. Sherman	Director

/s/ David M. Wood David M. Wood	Director

INDEX TO EXHIBITS

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated as of May 5, 2013, by and among Inergy Midstream, L.P., NRGM GP, LLC, Intrepid Merger Sub, LLC, Inergy, L.P., Crestwood Holdings LLC, Crestwood Midstream Partners LP and Crestwood Gas Services GP LLC (incorporated herein by reference to Exhibit 2.1 to Inergy Midstream, L.P.’s Form 8-K filed on May 9, 2013)

4.1	Certificate of Limited Partnership of Inergy Midstream, L.P. (incorporated herein by reference to Exhibit 3.4 to Inergy Midstream, L.P.’s Form S-1/A filed on November 21, 2011)

4.2	Amendment to the Certificate of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) (incorporated herein by reference to Exhibit 3.2 to the Partnership’s Form 8-K filed on October 10, 2013)

4.3	First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., dated December 21, 2011 (incorporated herein by reference to Exhibit 4.2 to Inergy Midstream, L.P.’s Form S-8 filed on December 21, 2011)

4.4	Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy Midstream, L.P.’s Form 8-K filed on October 1, 2013)

4.5	Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) (incorporated herein by reference to Exhibit 3.1 to the Partnership’s Form 8-K filed on October 10, 2013)

4.6	Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated as of June 17, 2014 (incorporated herein by reference to Exhibit 3.1 to the Partnership’s Form 8-K filed on June 19, 2014)

4.7	Certificate of Formation of NRGM GP, LLC (incorporated herein by reference to Exhibit 3.7 to Inergy Midstream, L.P.’s Form S-1/A filed on November 21, 2011)

4.8	Certificate of Amendment of Crestwood Midstream GP LLC (f/k/a NRGM GP, LLC) (incorporated herein by reference to Exhibit 3.37 to the Partnership’s Form S-4 filed on October 28, 2013)

4.9	Amended and Restated Limited Liability Company Agreement of NRGM GP, LLC, dated December 21, 2011 (incorporated herein by reference to Exhibit 3.2 to Inergy Midstream, L.P.’s Form 8-K filed on December 22, 2011)

4.10	Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Crestwood Midstream GP LLC (f/k/a NRGM GP, LLC) (incorporated herein by reference to Exhibit 3.39 to the Partnership’s Form S-4 filed on October 28, 2013)

4.11	Registration Rights Agreement, dated as of June 17, 2014, by and among Crestwood Midstream Partners LP and the Purchasers named therein (incorporated herein by reference to Exhibit 3.1 to the Partnership’s Form 8-K filed on June 19, 2014)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1*	Opinion of Vinson & Elkins L.L.P. as to tax matters

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Ernst & Young LLP

Exhibit Number	Description

23.3*	Consent of Deloitte & Touche LLP

23.4*	Consent of Grant Thornton LLP

23.5*	Consent of Vinson & Elkins L.L.P. (contained in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney (included on signature pages of this registration statement)

*	Filed herewith.
**	To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement.